Exhibit 10.4

Amendment No. 1 to Employment Agreement

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of this 18th day of September, 2017 (the “Effective Date”), by and between Hooper Holmes, Inc., a New York corporation (the “Company”), and Steven Balthazor (“Executive”). This Amendment amends that certain Employment Agreement dated as of March 14, 2016, by and between the Company and Executive (the “Agreement”). Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Agreement.
In consideration of the mutual promises and agreements contained in this Amendment, including the compensation to be paid to Executive, the parties hereby agree to the following amendments to the Agreement:
1.Title, Term, and Duties. Executive will continue to serve as the Company’s Chief Financial Officer (“CFO”) through the filing of the Company’s Form 10-Q for the quarter ending September 30, 2017. Following that filing, Executive will cease to serve as CFO and his title will be changed to Senior Advisor reporting to the Chief Executive Officer (“CEO”), in which capacity Executive will remain an employee of the Company until December 31, 2017, or such other date as the parties may mutually agree (the “Termination Date”). While Executive serves as the Company’s CFO, he will continue to fulfill all the duties set forth in the Agreement as well as working toward a smooth transition to the Company’s new CFO. While Executive serves as Senior Advisor, his duties will include providing transitional assistance to the Company’s new CFO and carrying out such other projects as may be assigned by the CEO.
2.    Compensation and Benefits. Executive’s compensation, benefits, and severance as set forth in the Agreement will remain in effect without change through the Termination Date; provided, however, the following modifications will apply:
(a)    Any cash bonus earned for the 2017 calendar year will be paid on the schedule set forth in the Agreement in accordance with regular Company policies, but Executive will not be required to remain an employee through the payment date as long as Executive remains employed through the Termination Date.
(b)    The parties acknowledge and agree that Executive’s termination of employment, as contemplated under the terms of this Amendment, will be without Cause and that Executive will be entitled to the 12 months of severance pay set forth in the Agreement beginning on the day following the Termination Date; provided, however, that the Company’s right to terminate Executive’s employment before the Termination Date for Cause, if events supporting termination for Cause should arise or be discovered after the date of this Amendment, and the corresponding requirements and limitations of the Cause Notice and cure period set forth in the Agreement, will continue in effect from and after the date of this Amendment.

(c)    All of Executive’s outstanding stock options that have vested on or before the Termination Date will be exercisable for a period of six months following the Termination Date, rather than the 30-day period set forth in the applicable plan document.
(d)    All of Executive’s outstanding stock options that are not vested as of the Termination Date but which vest based on a performance condition measured over a period ending on or before the Termination Date, will not terminate on the Termination Date but will continue in effect until the Company makes a vesting determination under the terms of any applicable plan or award agreement. Any such vested options will remain exercisable for a period of six months from the date of the Company’s vesting determination.
(e)    Executive will be entitled to participate in any cash bonus earned by the Company’s other executives for over-achievement of the Synergy Goals through the Termination Date, even if the determination and payout of such bonus is made after the Termination Date.
3.    Agreement Remains in Effect. The Agreement will remain in full force and effect from and after the date of this Amendment, without amendment except as expressly stated in this Amendment.
4.    Miscellaneous.
(a)    The Agreement, as modified by this Amendment, contains the entire agreement of the parties with respect to the terms and conditions of Executive’s employment during the Term, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to compensation due for services rendered under this Agreement.
(b)    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has duly executed this Amendment as of the date first set forth above.

Hooper Holmes, Inc.

By:/s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer

/s/ Steven Balthazor
Steven Balthazor